SUBORDINATION AGREEMENT

This Subordination Agreement (this “Agreement”) dated September 8, 2009, is between the undersigned (the “Creditor”), and Brent P. W. Burgess, John William Fox, Cary Benton Nordan, Jeffrey Guy Tennyson, and Doug Vaughn (collectively referred to herein as “Lender”).

Recitals

A.        ARIA INTERNATIONAL HOLDINGS, INC., a Nevada corporation (“Borrower”) has requested and/or obtained credit from Lender.

B.	Creditor may extend credit to Borrower.

C.        To induce Lender to extend credit to Borrower and make further extensions of credit to or for Borrower, or to purchase or extend credit pursuant to any instrument or writing on which Borrower is liable or to grant renewals or extensions of any loan, extension of credit, purchase, or other accommodation Creditor will subordinate: all of Borrower’s indebtedness and obligations to Creditor, under the Loan and Security Agreement to Regent Private Capital, LLC, dated as of December 22, 2008 as amended (herein referred to as the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Lender to all of Lender’s security interests in the Borrower’s property.

THE PARTIES AGREE AS FOLLOWS:

1.         Creditor subordinates to Lender any security interest or lien that it has in all property and assets of Borrower. Despite attachment or perfection dates of Creditor’s security interest and Lender’s security interest, Lender’s security interest in all assets and property of Borrower, if any, is prior to Creditor’s security interest.

2.         All Subordinated Debt payments are subordinated to all of Borrower’s obligations to Lender existing now or later, together with collection costs of the obligations (including attorneys’ fees), including, interest accruing after any bankruptcy, reorganization or similar proceeding and all obligations owing to Lender (the “Senior Debt”).

3.         Until all the Senior Debt is paid (and, in the case of Section 3(c), until the date ninety-one (91) days immediately after the Senior Debt is paid in full), Creditor will not:

a)	demand or receive from Borrower (and Borrower will not pay) any part of the Subordinated Debt, by payment, prepayment, or otherwise;
b)	exercise any remedy against any assets of Borrower,
c)	accelerate the Subordinated Debt, or begin to or participate in any action against Borrower, or
d)	alter or amend the terms of the Subordinated Debt without the prior written consent of Lender.

For clarity, Creditor will not initiate or participate in any case or proceeding under any bankruptcy law until the date ninety-one (91) days immediately after the Senior Debt is paid in full.

4.         Creditor must deliver to Lender in the form received (except for endorsement or assignment by Creditor) any payment, distribution, security or proceeds it receives on the Subordinated Debt other than according to this Agreement.

5.         These provisions remain in full force and effect, despite Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law, and Lender’s claims against Borrower and Borrower’s estate will be fully paid before any payment is made to Creditor.

6.         Until the Senior Debt is paid, Creditor irrevocably appoints Lender as its attorney-in-fact, with power of attorney with power of substitution, in Creditor’s name or in Lender’s name, for Lender’s use and benefit without notice to Creditor, to do the following in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)        File any claims for the Subordinated Debt for Creditor if Creditor does not do so at least 30 days before the time to file claims expires, and

(ii)       Subject to Lender’s obligation to act reasonably and in good faith, accept or reject any plan of reorganization or arrangement for Creditor and vote Creditor’s claims in respect of the Subordinated Debt in any way it chooses.

7.         Creditor will immediately put a legend on the Subordinated Debt instruments that the instruments are subject to this Agreement. No amendment of the Subordinated Debt documents will modify this Agreement in any way that terminates or impairs the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor has in Borrower’s property. For example, instruments cannot be amended to (i) increase the interest rate of the Subordinated Debt, or (ii) accelerate payment of principal or interest or any other portion of the Subordinated Debt.

8.         This Agreement is effective while Borrower owes any amounts to Lender. If after full payment of the Senior Debt, Lender must disgorge any payments made on the Senior Debt, this Agreement and the relative rights and priorities provided in it, will be reinstated as to all disgorged payments as though the payments had not been made, and Creditor will immediately pay Lender all payments received under the Subordinated Debt to the extent the payments would have been prohibited under this Agreement. At any time without notice to Creditor, Lender may take actions it considers appropriate on the Senior Debt such as terminating advances, increasing the principal, extending the time of payment, increasing interest rates, renewing, compromising or otherwise amending any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No action or inaction will impair or otherwise affect Lender’s rights under this Agreement.

9.         This Agreement binds Creditor, its successors or assigns, and benefits Lender’s successors or assigns. This Agreement is for Creditor’s and Lender’s benefit and not for the benefit of Borrower or any other party. If Borrower is refinancing any of the Senior Debt with a new lender, upon Lender’s request of Creditor, Creditor will enter into a new subordination agreement with the new lender on substantially the terms of this Agreement.

10.       This Agreement may be executed in two or more counterparts, each of which is an original and all of which together constitute one instrument.

11.       North Carolina law governs this agreement without giving effect to conflicts of laws principles. Creditor and Lender submit to the exclusive jurisdiction of the courts in Wake County, North

Carolina. CREDITOR AND LENDER EACH WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION FROM THIS AGREEMENT.

12.       This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. Creditor is not relying on any representations by Lender or Borrower in entering into this Agreement. Creditor will keep itself informed of Borrower’s financial and other conditions. This Agreement may be amended only by written instrument signed by Creditor and Lender.

13.       If there is an action to enforce the rights of a party under this Agreement, the party prevailing will be entitled, in addition to other relief, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in the action.

“Creditor” Regent Private Capital, LLC /s/ Lawrence Field Lawrence Field, Managing Director

“Lenders”

/s/ Brent P.W. Burgess ______

Brent P. W. Burgess

/s/ John William Fox________

John William Fox

/s/ Cary Benton Nordan______

Cary Benton Nordan

/s/ Jeffrey Guy Tennyson_____

Jeffrey Guy Tennyson

/s/ Doug Vaughn____________

Doug Vaughn

The Borrower approves the terms of this Agreement.

“Borrower”

ARIA INTERNATIONAL HOLDINGS, INC.

By: /s/ Michael A. Crosby

Michael A. Crosby, President and Chief Executive Officer